PRICING SUPPLEMENT                                        File No. 333-109802
(To Prospectus Supplement and                                  Rule 424(b)(3)
 Prospectus dated November 26, 2003)
Pricing Supplement Number: 2383


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                             Floating Rate Notes


Principal Amount:  $300,000,000            Original Issue Date:   May 25, 2004

CUSIP Number:      59018YTV3               Stated Maturity Date:  May 25, 2006

Issue Price:       100%


Interest Calculation:                      Day Count Convention:
---------------------                      ---------------------
/x/  Regular Floating Rate Note            /x/  Actual/360
/ /  Inverse Floating Rate Note            / /  30/360
      (Fixed Interest Rate):               / /  Actual/Actual


Interest Rate Basis:
--------------------
/x/  LIBOR                                 / /  Commercial Paper Rate
/ /  CMT Rate                              / /  Eleventh District Cost of
/ /  Prime Rate                                 Funds Rate
/ /  Federal Funds Rate                    / /  CD Rate
/ /  Treasury Rate                         / /  Other (see attached)
Designated CMT Page:                   Designated LIBOR Page:
     CMT Moneyline Telerate Page:          LIBOR MoneylineTelerate Page:  3750
                                                  LIBOR Reuters Page:

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

Index Maturity:         Three Months                                Minimum Interest Rate:  Not Applicable


Spread:                 + 0.06%                                     Maximum Interest Rate:  Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue         Spread Multiplier:  Not Applicable
                        Date was an Interest Reset Date

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

Interest Reset Dates:      Quarterly, on the 25th of February, May, August and November, commencing on August 25, 2004, subject to modified following Business Day convention.

Interest Payment Dates:    Quarterly, on the 25th of February, May, August and November, commencing on August 25, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:      The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:     The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                      The Notes are being issued in fully registered book-entry form.

Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Wells Fargo Brokerage
                           Services, LLC and Morgan Keegan & Company, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated May 19, 2004 (the "Agreement"), between Merrill Lynch & Co.,
                           Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                           Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                           Underwriters                               Principal Amount of the Notes
                           ------------                               -----------------------------

                           Merrill Lynch, Pierce, Fenner & Smith                       $294,000,000
                                        Incorporated
                           Wells Fargo Brokerage Services, LLC                           $3,000,000
                           Morgan Keegan & Company, Inc.                                 $3,000,000
                                                                                         ----------
                                                       Total                           $300,000,000

                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                           The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:     0.1750%

Dated:                     May 19, 2004

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